Exhibit 99.1

At the Company:
Jeff Frericks
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

For immediate release

Forest City Enterprises, Inc. Closes Offering of
37.375 Million Shares of Class A Common Stock

CLEVELAND, Ohio – May 12, 2015 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that it has closed its previously announced public offering of 37,375,000 shares of Class A common stock at $22.50 per share, reflecting the full exercise by the underwriters of their option to purchase an additional 4,875,000 shares.

The joint book-running managers for this offering are BofA Merrill Lynch, Goldman, Sachs & Co., Citigroup, Barclays and Morgan Stanley.

The company received net proceeds from this offering of approximately $806.5 million, after deducting underwriting discounts, commissions and estimated transaction expenses payable by the company. Forest City intends to use up to $400 million of the net proceeds to finance its previously announced acquisition of the 49 percent equity interest of Health Care REIT, Inc. in seven life-science office buildings and two parking facilities at University Park at MIT in Cambridge, Massachusetts. It further intends to use remaining net proceeds to pay off or otherwise reduce debt and for general corporate purposes.

Copies of the final prospectus supplement relating to these securities may be obtained by contacting BofA Merrill Lynch, Goldman, Sachs & Co., or Citigroup, by contacting BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attention: Prospectus Department or e‐mailing at dg.prospectus_requests@baml.com; calling Goldman, Sachs & Co. toll free at 1‐866‐471‐2526 or by emailing prospectus‐ny@ny.email.gs.com; or by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or calling toll free at 1‐800‐831‐9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States.